Exhibit 15.2

[Han Kun Law Offices Letterhead]

April 20, 2016

Tarena International, Inc.
Suite 10017, Building E, Zhongkun Plaza
A18 Bei San Huan West Road, Haidian District
Beijing 100098 The People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure,” “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in Tarena International, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2015 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2016, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No.: 333-197226) filed on July 3, 2014 and on Form S-8 (File No.: 333-204494) filed on May 28, 2015, in each case pertaining to Tarena International, Inc.’s 2008 share plan and 2014 share incentive plan of the summary of our opinion under the heading “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure,” “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices